SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_|  Confidential, for Use of the
      Commission Only (as permitted by
      Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|X|   Soliciting Material Pursuant to Rule 14a-12

                                 INTERCEPT, INC.
                (Name Of Registrant As Specified In Its Charter)

                                JANA PARTNERS LLC
    (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing
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previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


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         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:



































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FOR IMMEDIATE RELEASE
For information contact MacKenzie Partners, Inc.:
Lawrence E. Dennedy or Robert C. Marese - (800) 322-2885

        GEORGIA FEDERAL COURT DENIES INTERCEPT'S REQUEST FOR INJUNCTIVE
                    RELIEF; GRANTS RELIEF REQUESTED BY JANA

Atlanta, Georgia -- April 29, 2004 - JANA Partners LLC ("JANA") announced today that the Atlanta Division of the United States District Court for the Northern District of Georgia has denied a request for a temporary restraining order and preliminary injunction sought by InterCept, Inc. (NASDAQ - ICPT) ("InterCept") to prevent JANA from nominating four directors at InterCept's 2004 Annual Meeting.

JANA also announced that, consistent with the court's opinion, to avoid uncertainty at the Annual Meeting and to facilitate an orderly election, it would nominate only two individuals for election, Marc Weisman and Kevin Lynch, to replace incumbent directors John W. Collins and Arthur G. Weiss. Additionally, JANA announced that the court granted JANA's request for alternate relief, allowing JANA to present shareholder proposals at the Annual Meeting, the details of which JANA said it intends to present to InterCept shortly.

"We are gratified that the court today granted our request to bring new proposals for shareholder rights forward at InterCept's annual meeting," JANA Managing Member Barry S. Rosenstein said today. "This is an important step in our goal of bringing shareholder democracy to InterCept."

BACKGROUND

In October, 2003, InterCept announced that its Chairman and Chief Executive Officer, John W. Collins, intended to make an offer to take InterCept private, and that the InterCept board of directors had formed a special independent committee to evaluate the possible sale of the Company. On December 12, 2003, InterCept announced that Mr. Collins would not be making an offer but that "several third parties initiated contact with the special committee and expressed interest in InterCept, and the special committee will be evaluating those indications of interest." Less than two months later, InterCept's board of directors terminated the sale process and dissolved the special committee. Following the decision not to continue with the sale process, on February 13, 2004, two of the three independent directors on the special committee, Boone A. Knox (the then Vice Chairman) and Jon R. Burke, resigned as a result of the decision.

If elected, the directors nominated by JANA would propose to immediately engage a nationally recognized investment banking firm to conduct a full and fair review of the best value-maximizing options for shareholders, including sale of the company.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

JANA Partners LLC manages securities portfolios with assets of approximately $1.4 billion and currently owns 1,639,937 shares (approximately 8%) of the common stock of InterCept.


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The following individuals have consented to being nominated by JANA Partners LLC for election as directors of InterCept at InterCept's 2004 Annual Meeting of Shareholders.

    o Marc Weisman, 51, has been a Principal of Sagaponack Partners, L.P. for more than the past five years.
    o Kevin J. Lynch, 35, has been a Principal of JANA Partners LLC since 2001. From 1999 to 2001, Mr. Lynch was an Investment Analyst at Sagaponack Partners, L.P.

The Managing Directors of JANA Partners are Barry S. Rosenstein and Gary Claar. Barry S. Rosenstein, 45, has been a Managing Member of JANA Partners LLC since 2001. From 1993 to 2001, Mr. Rosenstein was a Principal of Sagaponack Partners, L.P., a private equity fund. Gary Claar, 37, has been a Managing Member of JANA Partners LLC since 2001. From 1999 to 2001, Mr. Claar was a Principal of Marathon Advisors LLC, an investment fund.

The principal business address of Mr. Rosenstein and Mr. Lynch is 201 Post Street, Suite 1000, San Francisco, California 94108. The principal business address of Mr. Weisman is 645 Fifth Avenue, New York, New York 10022. The principal business address of Mr. Claar is 200 Park Avenue, New York, New York 10166.

Mr. Weisman and Mr. Lynch have each agreed, if elected, to serve as a director of InterCept. JANA Partners does not expect that any of its nominees will be unable to stand for election or serve as a director, but if any vacancy in JANA Partners' slate occurs for any reason (including if InterCept makes or announces any changes to its bylaws or takes or announces any other action that has, or if completed would have, the effect of disqualifying any or all of JANA Partners' nominees), JANA Partners will vote for the substitute candidate(s) nominated by JANA Partners in compliance with the rules of the SEC and any other applicable law and, if applicable, InterCept's bylaws.

JANA Partners LLC intends to file a proxy statement and other relevant documents with the SEC in support of the election of Messrs. Lynch and Weisman to the InterCept board. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. JANA Partners LLC and Messrs. Lynch and Weisman may be deemed to be participants in the solicitation of proxies from the shareholders of InterCept in connection with the annual meeting. Information about these participants will be set forth in the proxy statement filed by JANA Partners LLC with the SEC. Investors may obtain additional information by reading the proxy statement when it becomes available.




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